Exhibit 99.1

SS&C Technologies Holdings, Inc.

Unaudited Pro Forma Combined Condensed Financial Statements

On July 8, 2015, SS&C Technologies Holdings, Inc. (the “Company”) acquired all of the outstanding stock of Advent Software, Inc. (“Advent”). The Company paid approximately $2.6 billion to acquire Advent. The acquisition was funded with a combination of the Company’s existing cash resources and new debt financing.

The following unaudited pro forma combined condensed consolidated financial information presents the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015, after giving effect to the transactions and adjustments as described in the accompanying notes. The unaudited pro forma combined condensed consolidated financial information includes the historical results of the Company and Advent, after giving pro forma effect to:

•	the consummation of the Advent acquisition,

•	the incurrence of $2.48 billion under the Senior Credit Facilities,

•	the issuance of the notes in an aggregate principal amount of $600 million,

•	the repayment of $656 million of existing SS&C and Advent debt, and

•	the payment of expenses and fees related to each of the above.

The Company’s Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2015 is based upon the historical audited statement of operations of the Company for the year ended December 31, 2015, as filed with the SEC in its Annual Report on Form 10-K on February 29, 2016, combined with the historical statement of operations of Advent for the six-months ended June 30, 2015, attached as Exhibit 99.1 to the 8-K Amendment. Pro forma adjustments included therein are based upon available information and assumptions that the Company believes are reasonable. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2015 depicts the effect of the acquisition of Advent as if the transaction had occurred on January 1, 2015.

Certain historical financial statement line items for Advent and SS&C, including sales and marketing expense, general and administrative expense, and Advent’s amortization of other intangibles, have been condensed into selling, general, and administrative expense.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, are factually supportable, and are expected to have a continuing impact on the combined results of the Company and Advent. The assumptions used to prepare the Unaudited Pro Forma Condensed Consolidated Financial Statement (“Pro Forma Financial Statement”) are contained in the accompanying notes and should be reviewed in their entirety. The Pro Forma Financial Statement is for informational purposes only. The Pro Forma Financial Statement is not necessarily indicative of future results or of actual results that would have been achieved had the Advent acquisition been consummated on the dates presented, and should not be taken as representative of future consolidated operating results of the Company. The Pro Forma Financial Statement does not reflect any operating efficiencies or cost savings that the Company may achieve, or any additional expenses that the Company may incur, with respect to the combined companies.

	Unaudited Pro Forma Combined Condensed Statement of Operations
	Year ended December 31, 2015
	Historical SS&C Technologies	Historical Advent	Pro Forma Adjustments		Debt Offerings Pro Forma Adjustments		Pro Forma Condensed Combined
	(in thousands, except per share data)
Revenues	$1,000,285	$208,033	$(7,196	)(H)			$1,201,122
Cost of revenues	532,350	63,119	46,144	(A,B)			641,613
Operating expenses:
Selling, general & administrative	192,782	61,285	(21,472	)(C,G,K)			232,595
Research and development	110,415	38,099					148,514
Transaction-related fees	—	13,956	(13,956	)(J)
Restructuring charges	—	9,148					9,148

Total operating expenses	303,197	122,488	(35,428)		—		390,257

Income (loss) from operations	164,738	22,426	(17,912)		—		169,252
Interest income (expense), net	(77,357)	(2,692)			(55,770	)(D,E,F)	(135,819)
Other income (expense), net	3,878	(67)					3,811
Loss on extinguishment of debt	(30,417)				30,417	(M)	—

Income (loss) before income taxes	60,842	19,667	(17,912)		(25,353)		37,244
Provision (benefit) for income taxes	17,980	8,030	(6,986	)(I)	(9,888	)(I)	9,136

Net income (loss)	$42,862	$11,637	$(10,926)		$(15,465)		$28,108

Basic earnings per share	$0.47						$0.30
Basic weighted average number of common shares outstanding	91,098						94,303	(L)
Diluted earnings per share	$0.45						$0.28
Diluted weighted average number of common and common equivalent shares outstanding	95,448						98,653	(L)

See accompanying notes to unaudited pro forma combined condensed statement of operations.

Note 1—Pro Forma Adjustments to the Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the Year ended December 31, 2015 (in thousands, except per share data and percentages)

(A)	Adjustment of $10,362 to record a net increase in amortization of acquired purchased technology. The amortization of $13,522 of purchased technology has been calculated based on a new fair value basis of $311,000, amortized over estimated lives of approximately 12 years, offset by the elimination of historical amortization of $3,160.

(B)	Adjustment of $35,782 to record an increase in amortization of acquired customer relationships. The amortization of $35,782 of acquired customer relationship has been calculated based on a new fair value basis of $823,000, amortized over an estimated life of approximately 12 years.

(C)	Adjustment of $648 to record a net decrease in amortization of acquired trade names. The amortization of $947 of acquired trade names has been calculated based on a new fair value basis of $18,000, amortized over an estimated useful life of approximately ten years. This adjustment is offset by the elimination of $1,595 of historical amortization.

(D)	Adjustment of $54,295 to record increased interest expense related to the Senior Secured Credit Facilities and the Notes using a weighted average interest rate of 4.3%, which represents the current expected interest rate for the Senior Secured Credit Facilities which have a variable rate and the expected fixed rate for the Notes. Total estimated interest expense has been calculated as $65,420 less historical interest expense of $11,125. A change of one eighth of one percent (12.5 basis points) in the interest rate, to the extent that LIBOR is in excess of the 0.75% floor rate applicable to our Senior Secured Credit Facilities, would result in additional annual interest expense (if the interest rate increases) or a reduction to annual interest expense (if the interest rate decreases) of approximately $3,062.

(E)	Adjustment of $1,301 to record increased interest expense related to the amortization of deferred financing fees. The amortization of deferred financing fees has been calculated based on $57,742, amortized over lives of five years and seven years for the Senior Secured Credit Facilities and eight years for the Notes, totaling $4,200, less historical amortization of deferred financing fees of $2,899.

(F)	Adjustment of $174 to record an increase in amortization expense related to the amortization of OID on the Senior Secured Credit Facilities. The amortization of OID has been calculated based on $11,925 amortized over lives of five years and seven years of $874 less historical OID amortization of $700.

(G)	Adjustment of $1,064 to record a decrease in stock compensation expense related to Advent’s equity compensation awards. The preliminary fair value of the stock options and restricted stock units was determined using the Black-Scholes option pricing model and will be recognized on a straight-line basis over the remaining service period. A portion of the preliminary fair value has been attributed to pre-combination services and included as part of total consideration for the Advent acquisition.

(H)	Adjustment of $7,196 to record a decrease in revenues related to the write-down of acquired deferred revenues to fair value at the acquisition date.

(I)	Adjustment of $16,874 to record a benefit for income taxes, calculated using a combined statutory tax rate of 39%.

(J)	Adjustment of $13,956 to eliminate the impact of non-recurring transaction costs related to the Advent acquisition.

(K)	Adjustment of $19,760 to eliminate the impact of non-recurring transaction and integration costs related to the Advent acquisition.

(L)	Reflects the full weighting of the 6,723 shares of common stock sold in June 2015, as if the offering occurred on January 1, 2015, which represents the portion of the net proceeds used to fund the acquisition of Advent.

(M)	Adjustment of $30,417 to eliminate the impact of non-recurring loss on extinguishment of debt related to the repayment of existing SS&C debt.